Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 21, 2021	Director of Corporate Communications
317.465.0469
coconnor@fhlbi.com

FHLBank Indianapolis Announces 2021 Board of Directors Election Results

The Federal Home Loan Bank of Indianapolis (“Bank”) today announced the results of the Indiana election of two member directors and the district-wide election of two independent directors to its Board of Directors (“Board”). The following individuals were elected to the Board and will each serve four-year terms beginning January 1, 2022.

•Larry Myers, President & CEO, First Savings Bank, in Jeffersonville, Indiana, as Indiana member director.
•Sherri L. Reagin, Chief Financial Officer, The North Salem State Bank, in North Salem, Indiana, as Indiana member director.
•Michael E. Bosway, Managing Director, Stifel Nicolaus & Company, in Indianapolis, Indiana.
•Perry Glenn Hines, Chief Development Officer, Wheeler Mission, in Indianapolis, Indiana.

The Board is comprised of both member and independent directors. Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent directors are nominated by the Board after consultation with the Bank’s Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Building Partnerships. Serving Communities.
The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System. Federal Home Loan Banks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, are privately capitalized and funded, and receive no congressional appropriations. The Bank is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the Bank and its Board, visit www.fhlbi.com.